Exhibit 17.1


                       Lincoln International Corporation
                        400 East 58th Street Apt. PH 'C'
                               New York, NY 10022


Samir N. Masri CPA
Treasurer and Chief Financial Officer,
Lincoln International Corporation
641 Lexington Avenue, 25th Floor,
New York, NY 10022


Dear Sir,

In view of the forthcoming sale of Lincoln International Corporation, I, Derek Lee Caldwell hereby resign my position as President and Chief Executive Officer with immediate effect.

Yours truly,

By:   /s/ Derek Lee Caldwell
      -----------------------
Name: Derek Lee Caldwell
Date: June 22, 2007